AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1998.

                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                               TEL-SAVE.COM, INC.
                        FORMERLY, TEL-SAVE HOLDINGS, INC.

             (Exact name of registrant as specified in its charter)

                DELAWARE                               23-28277736
      (State or other jurisdiction                  (I.R.S. Employee
    of incorporation or organization)            Identification Number)

                                 6805 ROUTE 202
                          NEW HOPE, PENNSYLVANIA. 18938
                                 (215) 862-1500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ALOYSIUS T. LAWN, IV
                          GENERAL COUNSEL AND SECRETARY
                               TEL-SAVE.COM, INC.
                        6805 ROUTE 202 NEW HOPE, PA 18938
                                 (215) 862-1500
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. / From time to time after this Registration Statement becomes effective on the basis of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================== ===================== ==================== ==================== ===============================
 TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
    SECURITIES TO BE           AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING             AMOUNT OF
       REGISTERED               REGISTERED            SHARE(1)             PRICE(1)               REGISTRATION FEE
-------------------------- --------------------- -------------------- -------------------- -------------------------------
Common Stock
Purchase Rights                3,523,285                (2)                  (2)                       (2)
-------------------------- --------------------- -------------------- -------------------- -------------------------------
Common Stock,
$0.01 par value per
share                          3,523,285(3)          $17.00 (4)           $59,895,845                 $16,652
========================== ===================== ==================== ==================== ===============================

(1)  Calculated pursuant to Rule 457 under the Securities Act of 1933.
(2)  Dividend distribution to holders of Common Stock.
(3) Reflects up to 3,523,285 shares of Common Stock issuable upon exercise of Common Stock Purchase Rights (the "Rights") that will be issued by the Company as a dividend to its Common Stockholders of record on December 31, 1998. The Rights will be distributed immediately after the effective date of this Registration Statement. Rights will also attach to shares of Common Stock underlying stock options and warrants outstanding on December 31, 1998. These Rights will be issued upon exercise of such options and warrants.
(4)  Based upon the $17.00 per share exercise price of the Rights.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                              SUBJECT TO COMPLETION
                             DATED DECEMBER 24, 1998

                                                                      PROSPECTUS

                               TEL-SAVE.COM, INC.
                        FORMERLY TEL-SAVE HOLDINGS, INC.

                        3,523,285 SHARES OF COMMON STOCK


     Our Board of Directors declared a dividend of Rights to purchase our common stock to holders of record as of December 31, 1998. Through this Prospectus, we are offering the shares of common stock that Rightsholders may purchase upon exercising the Rights. These Rights cannot be transferred.

                             Offering Price: $17.00

     Our common stock is quoted on the Nasdaq National Market and traded under the symbol "TALK."

     Our principal executive offices are located at 6805 Route 202, New Hope, Pennsylvania 18938, and our telephone number is (215) 862-1500.

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================



                                TABLE OF CONTENTS

                                                                            PAGE

Risk Factors...................................................................3
Use Of Proceeds...............................................................11
Determination of Offering Price...............................................11
Plan Of Distribution..........................................................11
Description of Rights.........................................................11
Certain Federal Income Tax Considerations.....................................16
Legal Matters.................................................................18
Experts.......................................................................18
Where You Can Find More Information...........................................19

================================================================================

     THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER THE CAPTIONS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN OUR ANNUAL AND QUARTERLY REPORTS. THESE FORWARD LOOKING STATEMENTS REFLECT OUR PLANS, EXPECTATIONS AND BELIEFS AND, ACCORDINGLY, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH FORWARD LOOKING STATEMENTS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED IN THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS."

                                  RISK FACTORS

     You should consider carefully the following factors and other information in this prospectus before deciding to invest in the shares of our common stock offered in this prospectus.


DEPENDENCE ON AT&T

     Our telecommunications network, which is known as "OBN," "One Better Net" or "One Better Network," uses AT&T Corp. ("AT&T") transmission facilities, international long distance services and operator services. AT&T also provides the AT&T telecommunications services that we resell primarily to independent long distance and marketing companies known as "partitions," which in turn resell the services to end users.

     Our ability to continue to obtain services from AT&T depends upon our maintenance of a favorable relationship with AT&T. If AT&T were to cease to provide services to us, we would seek to enter into similar arrangements with another long distance carrier. There can be no assurance, however, that the terms of any agreement would be favorable to us, and we have no specific contingency arrangements in place to obtain services from other long distance carriers. We believe it would take at least 30 days to switch to another carrier, during which time we may be without service or subject to higher rates than we currently pay to AT&T. Although we believe we may have the right to switch end users to other providers without their consent, end users have the right to discontinue such service at any time, and end-user customers and partitions who want to remain with an AT&T network-based carrier may choose to terminate their service with us. Accordingly, any termination of our contracts with AT&T or the loss of telecommunication services from AT&T could have a material adverse effect on our financial condition and results of operations.

     In the deployment and initial marketing of OBN, we emphasized the quality and functionality of the AT&T (now Lucent Technologies, Inc., hereinafter "Lucent") manufactured equipment, AT&T-provided transmission facilities and billing services, and AT&T operator services. We have continued to reference the quality of these services in connection with OBN. Our new contract with AT&T includes guidelines for describing our relationship with AT&T and, specifically, how we may refer to that relationship in the marketplace. Loss of the ability to reference the quality of these services in connection with OBN could have a material adverse effect on our financial condition and results of operations.


RISKS ASSOCIATED WITH AOL AGREEMENT AND OTHER ONLINE INITIATIVES

     We launched a major new initiative for online marketing and provisioning of our telecommunication services in February 1997, when we entered into a telecommunications and marketing agreement (the "AOL Agreement") with America Online, Inc. ("AOL"), under which we provide long distance telecommunications services that are marketed by AOL to the subscribers to AOL's online network. We have made, and expect to continue to make, substantial investments in the development and promotion of our online service offerings, including the services we offer to AOL subscribers.

     We believe that the success or failure of the AOL Agreement and similar online initiatives may have a material effect on our business, prospects and financial condition. While to date we have received favorable indications of acceptance of our online services, as evidenced by the level and rate of rights of AOL subscribers to our long distance service offering, there can be no assurance that the AOL Agreement will be successful from our standpoint over time or that the response to date to our service on AOL is a fair indication of future results under the AOL Agreement or under similar online arrangements with others. In addition, while we will continue to have rights regarding the online service area and use of the service brand name, our exclusive right to market long distance service over the AOL network will expire on June 30, 2001. See "-- Competition."

     Since entering into the AOL Agreement in February 1997, we have had frequent discussions with AOL, and have negotiated a number of changes, regarding the marketing of services under the AOL Agreement and expenditures by us in connection with such marketing, particularly off-line marketing programs. While these marketing agreements, principally those related to off-line marketing, have significantly contributed to the rate of growth in our AOL-related business, we believe that it is necessary to revise further the terms of these marketing arrangements for future marketing programs. Although we believe that our AOL-related sales will continue to increase, the rate of growth will be affected by our ability to negotiate further changes in the AOL relationship to expand our AOL-related business on economic terms acceptable to us. If we are unable to revise these marketing arrangements on terms economically acceptable to us, there could be a material adverse effect on our AOL business and our financial condition and results of operations.

     The success of our online initiatives depends on, among other things, our ability to develop and maintain the complex systems to support our online service offerings to AOL subscribers and our other online service offerings. We have developed and will seek to continue to develop and to improve our systems for customer care and billing services, including online sign-up, call detail and billing reports and credit card payment in connection with the AOL Agreement. We will be required, among other things, to identify and employ sufficient personnel qualified to provide the necessary programming to develop and maintain these complex systems. Any unanticipated delays or difficulties in developing these complex systems or in hiring personnel could adversely affect the success of this service offering and, specifically, the offering of these online services to AOL subscribers.

     Although we have expended substantial sums on marketing our AOL service offering, there can be no assurance that these expenditures will prove adequate to attract substantial additional customers to our service, or that any such subscribers will remain our customers for a period of time sufficient to recoup the costs of such marketing expenditures. See "--Maintenance of End User Base."

     The success of our online marketing initiatives also depends in part on our ability timely to provision new customers. Such provisioning has been adversely affected by so-called "PIC freezes," which require customers who elect the freeze to contact their local phone company directly to change long distance carriers, as opposed to having their new long distance carrier contact the local phone company on their behalf.

     Most of the targeted subscribers of our online services, including those offered to AOL subscribers, are residential customers rather than business customers to which we have provided services historically. Depending on the response to the online marketing of our services, we have been required, and may need in the future, to expand further OBN to accommodate increased traffic levels.


RECENT RAPID GROWTH

     We began operations in 1989 (as Tel-Save, Inc.) as a reseller of AT&T services. Since then, we have grown dramatically, becoming a public company in 1995, with revenues in 1997 of $304 million and approximately 520 employees. Although we have experienced significant growth in a relatively short period of time and regularly consider growth opportunities through acquisitions, joint ventures and partnerships as well as other business expansion opportunities, there can be no assurance that the growth we have experienced will continue or that we will be able to achieve the growth contemplated by our business strategy.

     Implementation of our current business strategy places and will continue to place significant demands on our management, operational, financial and other resources and will require us to enhance further our operations, management, financial and information systems and controls and to expand, train and manage our employee base in certain areas including customer service support and financial and marketing and administrative resources. Success in this regard depends, among other things, on our ability to fund or finance significant investments of resources and to manage, attract and retain qualified personnel, competition for whom is intense. Our strategy also has resulted in significantly increased financial management requirements.


COMPETITION

     The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants. Changes in the regulation of the telecommunications industry may affect our competitive position, as may consolidation and alliances across geographic regions and across industry segments. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. We compete against numerous long distance carriers that offer essentially the same services as we do. Several of our competitors are substantially larger and have greater financial, technical and marketing resources than we do.

     Although we believe that we have the human and technical resources to pursue our strategy and compete effectively in this competitive environment, our success will depend upon our continued ability to provide high quality, high value services at prices generally competitive with, or lower than, those charged by our competitors. While OBN makes us more price competitive, reductions in long distance prices charged by competitors still may have a material adverse impact on our profitability. We also from time to time may consider providing telecommunications services we have not previously provided, which new services, if offered, would face the same competitive pressures that affect our existing services.

     In view of the dynamic nature of, and intensifying competition in, the telecommunications industry, we believe that we eventually must either be, or become part of, a larger organization to succeed in the long term. We continue to seek and consider potential acquisitions and strategic partnerships. Competition for potential acquisition candidates in the telecommunications industry is often intense. Accordingly, there can be no assurance that any acquisition or strategic partnership will be consummated, or, if consummated, that these transactions will be significant or will be effectively integrated into our business or otherwise prove to be successful. In addition, if we consummate one or more significant acquisitions in which the consideration consists, in whole or in part, of our common stock, or rights to purchase our common stock, our stockholders could suffer significant dilution of their interests in us, and earnings per share may be adversely affected. Earnings per share also may be adversely affected by the amortization of goodwill in connection with cash or other transactions where pooling-of-interest accounting is unavailable.

MAINTENANCE OF END USER BASE

     End users are not obligated to purchase any minimum usage amount and can discontinue service, without penalty, at any time. There can be no assurance that end users will continue to buy their long distance telephone service through us or through "partitions," independent carriers and marketing companies that purchase services from us. If a significant portion of our end users were to decide to purchase long distance service from other long distance service providers, there can be no assurance that we would be able to replace them.

     A high level of customer attrition is inherent in the long distance industry, and our financial results are affected by such attrition. Attrition is attributable to a variety of factors, including the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and cash payments and other forms of incentives, as well as our termination of customers for non-payment.

DIRECT TELEMARKETING RISKS

     Both federal and state officials are tightening the rules governing the telemarketing of telecommunications services and the requirements imposed on carriers acquiring customers in that manner. Customer complaints of unauthorized conversion or "slamming" are widespread in the long distance industry and are beginning to occur with respect to newly competitive local services. While our discontinuance of our internal telemarketing operations should reduce our exposure to customer complaints and federal or state enforcement actions with respect to telemarketing practices, certain state officials have made inquiries with respect to the marketing of our services. There is the risk of enforcement actions by virtue of our prior telemarketing efforts, our ongoing support of our customer/partitions and telemarketing done in connection with our online marketing agreements.

RELIANCE ON INDEPENDENT CARRIER AND MARKETING COMPANIES; LACK OF CONTROL OVER MARKETING ACTIVITIES

     Historically, we have marketed a significant portion of our services through partitions, which generally have entered into non-exclusive agreements with us. Most partitions to date have made no minimum use or revenue commitments to us under these agreements. If we were to lose access to services on the AT&T network or billing services or experience difficulties with OBN, our agreements with partitions could be adversely affected.

     Provisions in our agreements with the partitions mandate that they comply with state and federal statutes and regulations, including those regulating telemarketing. See "--Government Regulation" and "--Direct Telemarketing Risks." Because our partitions are independent carriers and marketing companies, however, we are unable to control their activities. We are also unable to predict the extent of their compliance with applicable regulations or the effect of increased regulatory review. Increased regulatory review could also affect possible future acquisitions of new business from new partitions or other resellers.

GOVERNMENT REGULATION

     The Federal Communications Commission (the "FCC") and various state public service and public utility commissions regulate us as a non-dominant provider of long distance services. There can be no assurance that the FCC or state regulators will not take action having an adverse effect on our business, financial condition or results of operations. FCC or state regulatory action also could affect the partitions adversely. We also are subject to applicable regulatory standards for marketing activities, and the increased FCC and state attention to certain marketing practices could be significant to us. See "--Direct Telemarketing Risks."

ADVERSE EFFECT OF RAPID CHANGE IN TECHNOLOGY AND SERVICE

     The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend on our ability to anticipate such changes and to offer on a timely basis services that meet or compete with these evolving standards. There can be no assurance that we will have sufficient resources to make necessary investments or to introduce new services that would satisfy an expanded range of partition and end user needs.

RISKS RELATED TO OBN

     In 1997, we deployed our own nationwide telecommunications network, One Better Net, or OBN. At December 14, 1998, we provided services over OBN to approximately 80% of the lines using our services. Operation as a switch-based provider subjects us to risk of significant interruption in the provision of services on OBN in the event of damage to our facilities (switching equipment or connections to transmission facilities) such as fire or natural disaster could cause. To the extent that we, rather than AT&T or another carrier, are principally responsible for providing end users with telecommunications services, interruption or failure to provide such services may subject us to claims from end users who suffer damages as a result of such interruption or failure. Thus, interruptions or other difficulties in operating OBN could have a material adverse effect on our financial condition and results of operations.

ABSENCE OF DIVIDENDS

     We have not paid cash dividends since inception and do not anticipate paying any cash dividends in the foreseeable future.

INVESTMENT COMPANY ACT CONSIDERATIONS

     The Investment Company Act of 1940 principally regulates vehicles for pooled investments in securities, such as mutual funds. The Investment Company Act, however, also may be applicable to companies that are not organized for the purpose of investing or trading in securities but nonetheless have more than a specified percentage of their assets in investment securities. We are engaged in the telecommunications business, and the availability of cash and liquid securities is important to our ability to take advantage of opportunities to acquire other telecommunications businesses, assets and technologies from time to time. We believe, therefore, that our activities do not and will not subject us to regulation under the Investment Company Act.

     If we were to be deemed to be an investment company within the meaning of the Investment Company Act, we would become subject to certain restrictions relating to our activities, including, but not limited to, restrictions on the conduct of our business, the nature of our investments, the issuance of securities and transactions with affiliates. Therefore, our characterization as an investment company would have a material adverse effect on us. In the Indenture governing our 5% Convertible Subordinated Notes, we have covenanted that we will not become an investment company within the meaning of the Investment Company Act and that we will take all such actions as are necessary to continue not to be deemed an investment company.

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER CONSIDERATIONS

     As of December 14, 1998, Mr. Borislow owned beneficially approximately 30.9% of our outstanding common stock. Accordingly, Mr. Borislow may have the ability to control the election of all of the members of our board of directors and the outcome of corporate actions requiring majority stockholder approval. Even as to corporate transactions in which super-majority approval may be required, such as certain fundamental corporate transactions, Mr. Borislow may have the ability to control the outcome of such actions. In addition to Mr. Borislow, as of December 14, 1998, our other directors and executive officers owned beneficially approximately 6.7% of our outstanding common stock.

     We also have an authorized class of 5,000,000 shares of preferred stock that may be issued by our board of directors on such terms and with such rights, preferences and designations as our board may determine. Issuance of such preferred stock, depending upon its rights, preferences and designations, may have the effect of delaying, deterring or preventing a change in control. A change of control also may be delayed or prevented by provisions of the Delaware

General Corporation Law and our bylaws, as well as our charter, which divides our board of directors into three classes, each of which is elected for three year terms.

     Such anti-takeover effects may deter a third party from acquiring us or engaging in a similar transaction affecting control in which our stockholders might receive a premium for their shares over the then-current market value.

OUR SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock. As of December 14, 1998, Mr. Borislow owned of record or had dispositive power with respect to approximately 16.6% of the outstanding common stock, and a decision by Mr. Borislow to sell his shares could adversely affect the market price of the common stock.

     As of December 14, 1998, our employees, former employees and directors had outstanding options to purchase 10,679,812 shares of common stock. In addition, as of such date, there were warrants outstanding to purchase up to 12,000,000 shares of common stock and 11,809,321 shares reserved for issuance upon the conversion of our outstanding 4-1/2% Convertible Subordinated Notes due 2002 and our 5% Convertible Subordinated Notes due 2004. Holders of warrants also have registration rights under certain conditions.

     Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock.

YEAR 2000 RISKS

     The "Year 2000" issue refers to the potential harm from computer programs that identify dates by the last two digits of the year rather than using the full four digits. As such, dates after January 1, 2000 could be misidentified and such programs could fail.

     If those systems were to malfunction due to the "Year 2000" problem, our services could fail as well. Such failures could have a material adverse effect upon our business, results of operations and financial condition. We are inquiring of such third parties to determine the effect, if any, of the "Year 2000" problem on the systems upon which we are dependent, and to obtain appropriate assurance that no such problem exists.

     If such a failure occurs to our internal computer-based systems or if the computer-based systems, on which our business depends, that are operated by others were to malfunction, we could be unable to continue to provide telecommunications services, to sign up new customers or to bill existing customers for services. Such failures, if they occur, would have a material adverse effect on our business and financial condition. However, because of the complexity of the issues and the number of parties involved whose actions could affect us and the fact that many of the issues are outside our control, it is difficult for us to predict the nature or likelihood of such effects.

     Our internal staff has conducted a review of most of our internal computer-based systems that we use in conducting our business. Most of our systems are relatively new. Much of the software we use in our business has been developed internally and we regularly modify and update it to meet changing requirements. We expect that our critical internal systems will be able to process relevant date information in the future to permit us to continue to provide services without significant interruption or material adverse effect on our business, results of operations and financial condition. However, we cannot guarantee that we will not experience unanticipated negative consequences caused by undetected errors or defects in the technology we use internally.

     We are, however, dependent upon computer systems operated by third parties, such as local exchange carriers, AT&T, AOL and other vendors. Other parties whose ability to deal with Year 2000 issues could affect us include our partitions and the credit card companies through which most of our and AOL's customers are billed. We have asked some of these parties with which we have direct relationships about their respective levels of preparedness for Year 2000 issues and we will continue follow up with them. We will also monitor the public disclosures of these companies regarding their Year 2000 status. The companies we have asked about their Year 2000 issues have generally given us vague answers regarding their levels of preparedness or their willingness to provide assurances to us. In almost all cases, we are not in a position to require either that these other companies give assurances to the Company as to their continued provision of services or that such companies take the necessary actions to assure that they will be ready for the Year 2000. Accordingly, while none of these other companies on which we depend have told us that they do not expect to be ready for Year 2000 issues, we do not believe we can project the likelihood of such parties' abilities to provide uninterrupted services to us.

     We have considered possible contingency plans, should one of these significant suppliers fail, including entering into contracts with long-distance service providers other than AT&T to support our OBN network. However, given the nature of our relationships with most of these significant suppliers, it may be impracticable for us to replace should they be unable to continue to provide these services. The failure of any of these companies to provide uninterrupted service to us likely would have a material adverse effect on our business and results of operations and financial condition.

     We do not separately identify costs incurred in connection with Year 2000 compliance activities. To date, however, we do not believe such costs to be significant because they generally have been incurred in normal course activities of our internal personnel in regularly modifying and updating our software programs. Future expenditures are not expected to be significant and will be funded out of operating cash flows.

                                 USE OF PROCEEDS

     The Company will use the net proceeds, if any, realized from the exercise of the Rights for working capital and for general corporate purposes, at the discretion of management.

                         DETERMINATION OF OFFERING PRICE

     The Offering Price of the shares offered upon exercise of the Rights is $17.00 per share. The exercise price per Right was determined by the Company and bears no relationship to the market price of the Company's Common Stock, the prevailing market conditions, operating results of the Company in recent periods, the book value of the Company, or other recognized criteria of value.

                              PLAN OF DISTRIBUTION

     The Rights entitle the holders to acquire up to approximately 3,523,285 shares of Common Stock on a fully diluted basis and assuming all Rights are exercised upon payment of the applicable exercise price. The Company issued the Rights as a dividend to all of its stockholders of record on December 31, 1998. Rights also attached to shares of Common Stock underlying all stock options and warrants outstanding on December 31, 1998.

     The Company is offering shares of Common Stock underlying the Rights. No underwriter or placement agent has been engaged to assist the Company in this regard and no commissions or similar compensation will be paid to any person.

     The shares of Common Stock to be issued upon exercise of the Rights are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

                              DESCRIPTION OF RIGHTS

GENERAL

     The shares of Common Stock offered hereby are issuable upon the exercise of the Rights. Stockholders of record on December 31, 1998 (the "Record Date") will be entitled to receive a dividend of one right for every twenty (20) shares of Common Stock held (the "Stock Rightsholders"). The Rights will be distributed on the date of this Prospectus. Each Right will entitle the holder thereof to purchase one share of Common Stock at an exercise price of $17.00 (the "Exercise Price"). The Rights are exercisable for a one-year period beginning upon the date of this Prospectus.

     Holders of stock options and holders of outstanding warrants to purchase Common Stock as of December 31, 1998 also will be entitled to receive Rights based on the number of shares of Common Stock underlying the stock options or warrants held on the respective record dates. One Right will attach to every twenty (20) shares of Common Stock underlying stock options and warrants held of record on December 31, 1998. The number of Rights relating to the amount of Common Stock purchased upon exercise of stock options or warrants will be issued to the stock option holders or warrant holders (the "Option/Warrant Rightsholders" and together with the Stock Rightsholders, the "Rightsholders") upon exercise of the stock options or warrants.

     No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights issued to a Rightsholder will be rounded up to the nearest whole number. A depository, bank, trust company or securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon delivery to the Rights Agent of the Certification and Request for Additional Rights form available from the Rights Agent, exchange its Right Certificate to obtain a Rights Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the Record Date. No other Rights Certificate may be so divided as to increase the number of Rights to which the original recipient was entitled. The Company reserves the right to refuse to issue any Rights Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole number of Rights. The Rights Agent must receive the Certification and Request for Additional Rights no later than 5:00 p.m., New York time, on the 30th day following each date of distribution of the Rights, after which time no new Rights Certificates will be issued.

     Because the number of Rights issued to each Rightsholder will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of their shares will receive more Rights under certain circumstances than beneficial owners of Common Stock who are not the record holders of their shares and who do not obtain (or cause the record holder of their shares of Common Stock to obtain) a separate Rights Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders or beneficial owners of Common Stock who obtain a separate Rights Certificate receive more Rights, they will be able to subscribe for more shares. Beneficial owners of Common Stock who are not record holders should contact the nominee Rightsholder to obtain a separate Rights Certificate. See " -- Exercise of Rights."

NON-TRANSFERABLE

     The Rights are not transferable and bear a legend to that effect.

EXPIRATION

     In the event the Rights are not exercised within the applicable one-year period, all unexercised Rights will expire and be void and of no further force or effect. A Right exercise period may be extended by the Company at the sole discretion of the Board of the Directors upon thirty (30) days' notice to the Rightsholders. The Rights will expire, become void and be of no further force or effect upon conclusion of the applicable exercise period, or any extension thereof.

REDEMPTION

     The Rights are redeemable upon 30 days notice, at the option of the Company, at a redemption price of $0.01 per Right, if the last sale price for the Company's Common Stock exceeds $20.40 for 20 consecutive trading days or upon a "Change of Control" (defined below). The exercise price, number and kind of shares to be received upon exercise of the Rights are subject to adjustment, in the sole discretion of the Board of Directors, on the occurrence of certain events, such as stock splits, stock dividends or recapitalization of the Company. In the event of liquidation, dissolution or winding up of the Company, the Rightsholders will not be entitled to participate in the distribution of the assets of the Company. Additionally, Rightsholders have no voting, pre-emptive, liquidation or other rights of stockholders, and no dividends will be declared on the Rights or the shares underlying the Rights.

     A "Change in Control" means any event where: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or any other person merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, (iii) the Company conveys, transfers or leases all or substantially all of its assets to any person (other than to one or more wholly-owned subsidiaries of the Company) or (iv) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company). "Continuing Directors" means as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of this Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

EXERCISE OF RIGHTS

     The Rights may be exercised only to the extent that beneficial ownership of some or all of the shares to which the Rights relate have been continuously held from the Record Date or Option/Warrant Exercise Date, as applicable, through the date of exercise of the Rights. Any transfers of beneficial ownership of shares between the Record Date, or Option/Warrant Exercise Date, as applicable, will correspondingly reduce the number of Rights, and any fractions thereof, that may be exercised. To illustrate:

o A Rightsholder who beneficially owns 100 shares on the Record Date will receive five (5) Rights (based on the 1:20 ratio of Rights to shares held).

o If, between the Record Date and date of exercise of the Rights, the Rightsholder transfers beneficial ownership of 20 out of the 100 shares, then the Rightsholder may only exercise four of the Rights.

o If, between the Record Date and date of exercise of the Rights, the Rightsholder instead transfers beneficial ownership of 10 out of the 100 shares, then the Rightsholder still may only exercise four of the Rights. Though the transfer of the 10 shares correspond to only one half of a right, the entire fifth right becomes unexercisable because, in the case of transferred shares, fractional Rights are rounded down to the nearest whole Right.

     A Rightsholder who is both the record holder and beneficial owner of the shares of Common Stock to which the Rights relate must certify as to the number of shares beneficially owned on the Record Date or Option/Warrant Exercise Date, as applicable. Such Rightsholder must also certify as to the number of such shares that, as of the date of exercise, continue to be beneficially owned, having not been transferred since the Record Date or Option/Warrant Exercise Date, as applicable.

     A Rightsholder who holds shares of Common Stock for the account of others, such as a broker, a trustee or a depository for securities must certify as to the number of shares beneficially owned on the Record Date or Option/Warrant Exercise Date, as applicable, by each beneficial owner for which such Rightsholder holds shares. Such Rightsholder must also certify as to the corresponding number of such shares that, as of the date of exercise, continue to be the beneficially owned, having not been transferred since the Record Date or Option/Warrant Exercise Date, as applicable.

     The Company intends to monitor beneficial ownership by Rightholders who elect to exercise all or a portion of their Rights.

     Rights may be exercised by delivering to the Rights Agent, on or prior to 5:00 p.m., New York time, on the Expiration Date, the properly completed and executed Rights Certificate evidencing such Rights with any required signatures guarantees, together with payment in full of the Exercise Price for each Right exercised. Such payment in full must be by: (i) check drawn upon a U.S. bank or postal, telegraphic or express money order payable to [AGENT] as Rights Agent; or (ii) wire transfer of funds to the account maintained by the Rights Agent for such purpose at ___________________________. Payment of the Exercise Price will be deemed to have been received by the Rights Agent only upon (a) clearance of any uncertified check, (b) receipt by the Rights Agent of any certified check drawn upon a United States bank or of any postal, telegraphic or express money order, or (c) receipt of good funds in the Rights Agent's account designated above.

     IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE EXERCISE PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     If a Rightsholder wishes to exercise Rights, but time will not permit such Rightsholder to cause the Rights Certificate or Rights Certificates evidencing such Rights to reach the Rights Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met: (i) such Rightsholder has caused payment in full of the Exercise Price for each share of Common Stock being subscribed for to be received (in the manner set forth above) by the Rights Agent on or prior to the Expiration Date; (ii) the Rights Agent receives, on or prior to the Expiration Date, a guaranteed notice (a "Notice of Guaranteed Delivery"), substantially in the form distributed with the Rights Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rightsholder, the number of Rights represented by the Rights Certificate(s) held by such exercising Rightsholder, the number of shares of Common Stock being purchased and guaranteeing the delivery to the Rights Agent of any Rights Certificate(s) evidencing such Rights within three NASDAQ trading days following the date of the Notice of Guaranteed Delivery; and (iii) the properly completed Rights Certificate(s), with any required signatures guaranteed, is received by the Rights Agent within three NASDAQ trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Rights Agent in the same manner as Rights Certificates at the addresses set forth above, or may be transmitted to the Rights Agent by facsimile transmission (telecopy nos. ( ) ____________ or ( ) ____________. Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Rights Agent, whose address and telephone numbers are set forth below.

     A Rightsholder who holds shares of Common Stock for the account of others, such as a broker, a trustee or a depository for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owner's intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Rights should complete the Rights Certificate and submit it to the Rights Agent with the proper payment. In addition, the beneficial owner of Common Stock or Rights held through such a holder of record should contact the Rightsholder and request the Rightsholder to effect transactions in accordance with the beneficial owner's instructions.

     Unless a Rights Certificate (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the Rightsholder or (ii) is submitted for the account of an Eligible Institution, signatures on such Rights Certificate must be guaranteed by an Eligible Institution.

     If either the number of shares being subscribed for is not specified on the Rights Certificate, or the amount delivered is not enough to pay the Exercise Price for all shares stated to be purchased, the number of shares purchased will be assumed to be the maximum amount that could be purchased upon payment of such amount, after allowance for the Exercise Price of any specified shares.

     DO NOT SEND RIGHTS CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE EXERCISE PRICE TO THE RIGHTS AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTSHOLDER, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE RIGHTS
AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTSHOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Rights will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. NEITHER THE COMPANY NOR THE RIGHTS AGENT WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECT OR IRREGULARITY IN CONNECTION WITH THE SUBMISSION OF RIGHTS CERTIFICATES OR INCUR ANY LIABILITY FOR FAILURE TO GIVE SUCH NOTIFICATION.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus or the Notice of Guaranteed Delivery should be directed to the Rights Agent whose address and telephone numbers are set forth below.

NO REVOCATION

     ONCE A RIGHTSHOLDER HAS EXERCISED THOSE RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a general discussion of certain U.S. federal income tax considerations applicable upon the issuance, exercise, disposition and lapse of Rights issued to the existing stockholders pursuant to the Rights Offering. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service (the "Service"), and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all aspects of federal income taxation that may be relevant to particular holders of Common Stock in light of their personal investment circumstances (for example, to persons holding Common Stock as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss federal income tax considerations applicable to certain holders of Common Stock subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, taxpayers subject to the alternative minimum tax, or non-United States persons).

     This discussion only addresses the existing stockholders who will both hold their Common Stock as capital assets and will hold any Common Stock received upon exercise of the Rights as capital assets (persons who may not be holding their Common Stock in the Company as capital assets might include, for example, securities dealers or traders who do not hold their interests primarily for investment or who treat their interests as inventory for federal income tax purposes). In addition, this discussion does not consider the effect of any foreign, state, local, gift or estate or other tax laws that may be applicable to a particular investor. No ruling has been or will be sought from the Service concerning the tax issues addressed herein, and such issues may be subject to substantial uncertainty resulting from the lack of definitive judicial or administrative authority and interpretations applicable thereto. THEREFORE, ALL HOLDERS OF COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE RIGHTS OFFERING, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

ISSUANCE OF RIGHTS

     Existing law is not clear as to whether the distribution of Rights to the existing stockholders would be characterized as a distribution under Section 305(a) of the Code or, alternatively, as a distribution under Sections 301 and 305(b) of the Code. The Company believes that it is likely that the Rights Offering to existing stockholders will be properly characterized as a Section 305(a) distribution. Assuming that the Rights Offering to existing stockholders is properly characterized as a Section 305(a) distribution, the distribution of Rights to holders of Common Stock would be nontaxable without regard to the Company's earnings and profits. If the distribution of Rights to the existing stockholders were treated as a Section 301 distribution, and provided the Company has current or accumulated earnings and profits, the fair market value of the Rights distributed would be treated as dividends (taxable as ordinary income) to the extent of such earnings and profits. To the extent that the amount of the distribution exceeded the earnings and profits of the Company, it would be treated first as a tax-free return of capital to the extent of the holder's tax basis in the underlying Common Stock, and thereafter as capital gain.

BASIS AND HOLDING PERIOD

     If the Rights Offering to existing stockholders is properly characterized as a nontaxable Section 305(a) distribution and either (i) the fair market value of the Rights on the date of distribution is equal to 15% or more of the fair market value on that date of the Common Stock with respect to which they are received or (ii) the stockholder elects, in his or her federal income tax return of the taxable year in which the Rights are received, to allocate part of the tax basis of the Common Stock to the Rights, then upon exercise or transfer of the Rights, the stockholder's tax basis in the Common Stock will be allocated between the Common Stock and the Rights in proportion to the fair market values of each on the date of the issuance of the Rights.

     Otherwise, as a nontaxable Section 305(a) distribution, the tax basis of Rights received by a stockholder as a distribution with respect to the stockholder's Common Stock will be zero. If, however, the distribution of Rights to the existing stockholders were treated as a taxable Section 301 distribution, each existing stockholder would have a tax basis in the Rights that such stockholder received equal to the fair market value of the Rights on the date of distribution of the Rights and the holder's tax basis in his or her Common Stock would be reduced by the nontaxable portion of the distribution, if any (as discussed above).

     If the  Rights  Offering  to the  existing  stockholders  is  treated  as a nontaxable Section 305(a) distribution, the holding period of an existing stockholder with respect to Rights received as a distribution on the stockholder's Common Stock will include the stockholder's holding period for the Common Stock with respect to which the Rights were issued. If, however, the Rights Offering to the existing stockholders were treated as a taxable Section 301 distribution, the existing stockholders would have a holding period that begins on the day following the date of distribution of the Rights.

LAPSE OF RIGHTS

     If the Rights Offering to the existing stockholders is treated as a nontaxable Section 305(a) distribution, an existing stockholder who allows Rights received by him or her to lapse without exercising or selling them will not recognize any gain or loss, and, as the Rights were neither exercised nor sold, no adjustment will be made to the tax basis of the Common Stock, if any, owned by the stockholder. If, however, the Rights Offering to the existing stockholders were treated as a taxable Section 301 distribution, an existing stockholder who allowed the Rights to lapse would have a capital loss in an amount equal to his or her tax basis in the Rights (as discussed above), and no adjustment would be made to the tax basis of the Common Stock, if any, owned by the stockholder.

EXERCISE OF RIGHTS

     An existing stockholder will not recognize any gain or loss upon the exercise of Rights. The tax basis of the Common Stock acquired through exercise of Rights will be equal to the sum of the Exercise Price therefor and the holder's tax basis in the Rights, if any. The holding period for the Common Stock acquired through exercise of the Rights will begin on the day following the date the Rights are considered exercised.

                                  LEGAL MATTERS

     Aloysius T. Lawn, IV, our General Counsel and Secretary, has rendered an opinion to the effect that the shares of common stock offered by this prospectus are duly authorized, legally issued, fully paid and non-assessable. Mr. Lawn owns 219,561 shares of common stock.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated in this prospectus by reference, and are incorporated in this prospectus in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-26728) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          a. our annual report on Form 10-K for the year ended December 31, 1997 and the amendments to our annual report filed with the SEC on April 17, 1998 and April 30, 1998;

          b. our quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

          c. our current reports on Form 8-K, dated March 10, 1998, August 27, 1998, September 18, 1998 and October 29, 1998; and

          d.   the   description   of  our  capital   stock   contained  in  our
               registration statement on Form 8-A, dated September 8, 1995.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                          Aloysius T. Lawn, IV
                          General Counsel and Secretary
                          Tel-Save.com, Inc.
                          6805 Route 202
                          New Hope, PA  18938
                          (215) 862-1500

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      SEC registration fee..........................................  $16,652
      Legal fees and expenses.......................................  *
      Accounting fees and expenses..................................  *
      Transfer agent fees...........................................  *
      Miscellaneous.................................................  *
                                                                      ----------
   Total                                                              $   *

----------
*    To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

     The Company's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Company's Bylaws.

     As permitted by the Delaware General Corporation Law, the Company's Bylaws eliminate the personal liability of its directors to the Company and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Company has entered into indemnification agreements with some of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by the Delaware General Corporation Law. These agreements do not provide indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or willful misconduct.

     The Company has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.

ITEM 16.  EXHIBITS.

            EXHIBIT NO.                  DESCRIPTION
            -----------                  -----------
                5.1     Opinion of Aloysius T. Lawn, IV.*

                23.1    Consent of BDO Seidman, LLP.*

                23.2    Consent of Aloysius  T. Lawn,  IV  (included  as part of
                        Exhibit 5.1).*

                24.1 Power of Attorney (included as part of the signature page).

                99.1    Form of Rights Certificate

                99.2    Form of Notice of Guaranteed Delivery

                99.3    Form of Certification and Request for Additional Rights

                99.4    Form of Rights Agent Agreement

----------
*    To be filed by amendment.

ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrar pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this pre-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Solebury, Commonwealth of Pennsylvania, on December 24, 1998.

                                                  TEL-SAVE.COM, INC.

                                                  By: /s/ Daniel Borislow
                                                     ---------------------------
                                                      Daniel Borislow
                                                      Chairman of the Board of
                                                      Directors, Chief Executive
                                                      Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Borislow and Aloysius T. Lawn, IV, and each of them each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature                           Title                                               Date
---------                           -----                                               ----
/s/ Daniel Borislow                 Chairman of the Board of                            December 24, 1998
-----------------------             Directors, Chief Executive
Daniel Borislow                     Officer and Director (Principal
                                    Executive Officer)

/s/ Gary W. McCulla                 Director                                            December 24, 1998
-----------------------
Gary W. McCulla

/s/ Emanuel J. DeMaio               Director                                            December 24, 1998
-----------------------
Emanuel J. DeMaio

/s/ George P. Farley                Chief Financial Officer                             December 24, 1998
-----------------------             and Director
George P. Farley                    (Principal Financial Officer)

/s/ Kevin R. Kelly                  Controller (Principal                               December 24, 1998
-----------------------             Accounting Officer)
Kevin R. Kelly

/s/ Harold First                    Director                                            December 24, 1998
-----------------------
Harold First

/s/ Ronald R. Thoma                 Director                                            December 24, 1998
-----------------------
Ronald R. Thoma